Exhibit (23)(F)

Independent Auditor’s Consent

We consent to the inclusion in the Registration Statement on Form S-1 of TIAA Real Estate Account of our report dated August 5, 2015 with respect to the Statement of Revenue and Certain Operating Expenses of 200 Milik Street for the year ended December 31, 2014; and our report dated September 4, 2015 with respect to the Statement of Revenue and Certain Operating Expenses of 250 North 10th Street for the year ended December 31, 2014; and our report dated January 27, 2016 with respect to the Statement of Revenue and Certain Operating Expenses of Union – South Lake Union for the year ended December 31, 2014; and our report dated February 18, 2016 with respect to the Statement of Revenue and Certain Operating Expenses of The Manor at Flagler Village for the year ended December 31, 2014; and our report dated March 1, 2016 with respect to the Statement of Revenue and Certain Operating Expenses of Stevenson Point for the year ended December 31, 2014; and our report dated February 25, 2016 with respect to the Statement of Revenue and Certain Operating Expenses of Castro Station for the year ended December 31, 2014; We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Charlotte, North Carolina

April 26, 2016